Biomerica’S Fast 15-Minute Simple to use COVID-19 Antigen RAPID test receives CE Mark

-          Biomerica receives first orders and plans to ship tests in coming weeks

-          Clinical studies demonstrated an overall performance of 94.7% positive agreement (sensitivity) and 99.7% negative agreement (specificity) as compared to lab-based molecular PCR tests

IRVINE, California, January 12, 2021 (GLOBE NEWSWIRE) -- Biomerica, Inc. (Nasdaq: BMRA), a global provider of advanced medical products, today announced it has received CE Mark for its new COVID-19 Rapid Antigen Test for detection of COVID-19 infection. The Company has already received its first European orders and plans to ship the first part of these orders in the coming weeks. The Company will now begin marketing this product broadly in Europe and other regions outside of the US.

Biomerica’s new COVID-19 Antigen Rapid Test is highly portable, affordable, and provides results in 15 minutes with no equipment required to perform or read the test. Because this test can be performed by doctors, nurses, school nurses, and medical assistants, the Biomerica COVID-19 Rapid Antigen Test can be performed at the point of care, outside of medical labs, taking pressure off of labs performing COVID-19 testing.  The test also provides results in 15 minutes versus lab-run PCR tests which can take up to three days for results, thereby potentially expediting the process of identifying infectious people so they don't spread the disease to others.

About the Biomerica COVID-19 Rapid Antigen Test: The Biomerica COVID-19 Rapid Antigen Test is intended to identify people who are currently infected and who should quarantine to help prevent the spread of the disease. No lab equipment is necessary to process the test or read the tests results. This test uses lateral flow technology, making it a reliable and familiar format for mass testing by healthcare providers. In independent testing at clinics in three different countries outside of the US, the Biomerica COVID-19 Rapid Antigen Test demonstrated an overall performance of 94.7% positive agreement (sensitivity) and 99.7% negative agreement (specificity) as compared to lab-based molecular PCR tests.  The Biomerica COVID-19 Rapid Antigen Test was engineered for near-patient, point-of-care settings. A simple nasal swab is used to collect specimens from people suspected of having an active infection. Patient samples should be tested immediately and should not be diluted or used with viral transport media or frozen specimens.

“We are pleased to launch the Biomerica COVID-19 Rapid Antigen Test to help combat this ongoing global pandemic and which may help people become more confident about their own health,” said Zack Irani, CEO at Biomerica.  “While we are proud to be contributing to the management of the current global pandemic and help bring more normalcy into our lives, our primary focus remains the validation and commercialization of products that are based on our patented InFoods® technology platform. We continue to believe our InFoods® products could revolutionize the way people are diagnosed and treated for a variety of common diseases including Irritable Bowel Syndrome (IBS). As such, we see a large potential for helping the millions of patients suffering with IBS,” he concluded.

About Biomerica (NASDAQ: BMRA)

Biomerica, Inc. (www.biomerica.com) is a global biomedical technology company that develops, patents, manufactures and markets advanced diagnostic and therapeutic products used at the point of care (in home and in physicians' offices) and in hospital/clinical laboratories for detection and/or treatment of medical conditions and diseases. The Company's products are designed to enhance the health and well-being of people, while reducing total healthcare costs. Biomerica’s primarily focus is on gastrointestinal and inflammatory diseases where the Company has multiple diagnostic and therapeutic products in development.

About InFoods®

The Biomerica InFoods® IBS product is designed to allow physicians to identify patient-specific foods (e.g., eggs, broccoli, wheat, potatoes, corn, etc.), that when removed from the diet, may alleviate or improve an individual's IBS symptoms including, but not limited to, constipation, diarrhea, bloating, pain and indigestion. This patented, diagnostic-guided therapy is designed to allow for a patient-specific, guided dietary regimen to improve IBS outcomes. The point-of-care product is being developed to allow physicians to perform the test in-office using a finger stick blood sample while a clinical lab version of the product is expected to be the first for which the company will seek regulatory approval. A billable CPT code that can be used by both clinical labs and physicians' offices is already available for InFoods® diagnostic products. Since the InFoods® product is a diagnostic-guided therapy, and not a drug, it has no drug type side effects. An estimated 45 million people in America currently suffer from IBS making it a leading cause for patient doctor visits.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Biomerica) contains statements that are forward-looking, such as statements relating to the efficacy of the Company’s COVID-19 tests, FDA clearance, EUA clearance, the rapidity of testing results, uniqueness of a product, accuracy of products,  pricing of the Company’s test kits, demand for international orders, availability of the Company’s COVID-19 test kits, and patent protection on the test technology. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, including, without limitation:  results of studies testing the efficacy of the Company’s COVID-19 tests; regulatory approvals necessary prior to commercialization of the Company’s COVID-19 tests; availability of the Company’s COVID-19 test kits; capacity, resource and other constraints on our suppliers; dependence on our third party manufacturers; dependence on international shipping carriers; governmental import/export regulations; demand for our various COVID-19 tests; competition from other similar products and from competitors that have significantly more financial and other resources available to them; governmental virus control regulations that make it difficult or impossible for the company to maintain current operations; regulations and the Company’s ability to obtain patent protection on any aspects of its rapid test technology.  Accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Biomerica. Additionally, potential risks and uncertainties include, among others, fluctuations in the Company's operating results due to its business model and expansion plans, downturns in international and or national economies, the Company's ability to raise additional capital, the competitive environment in which the Company will be competing, and the Company's dependence on strategic relationships. The Company is under no obligation to update any forward-looking statements after the date of this release.

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